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FOR IMMEDIATE RELEASE
February 14, 2001

                U.S. PAWN COMPLETES MERGER WITH U.S. REMODELERS

     Lewisville, Texas. U.S. Home Systems, Inc., formerly known as U.S. Pawn, Inc. (Nasdaq: USPN) (the "Company"), announced today that on February 13, 2001 it completed the recently announced merger of U.S. Remodelers, Inc. ("U.S. Remodelers") into a wholly-owned subsidiary of the Company (the "Merger") and the Company's reincorporation in Delaware, its name change to U.S. Home Systems, Inc., and its one share for four shares reverse stock split. In connection with the Merger, the Company issued 4,045,632 shares (on a post-reverse stock split basis) of common stock to the shareholders of U.S. Remodelers, representing approximately 83% of the Company's outstanding common stock following the Merger. After the reverse stock split the Company will have 4,902,578 outstanding shares of common stock. The Company anticipates that its common stock will begin trading under the new symbol USHS on February 15, 2001.

     U.S. Remodelers is engaged, through direct consumer marketing, in the design, sales, manufacture and installation of custom quality specialty home improvements products. U.S. Remodelers presently operates sales and installations centers in 13 major metropolitan areas in the U.S. and manufactures its own refacing, custom countertops and bathroom cabinetry products in its Virginia manufacturing facility.

     U.S. Remodelers had revenues of approximately $37,000,000 for the year ended December 31, 2000 and net earnings of approximately $2,080,000 in the year ended December 31, 2000.

     In a letter to the Company dated January 19, 2001, Nasdaq indicated that the Company's previously announced sale of substantially all of its assets to Pawn One Incorporated and the Merger (together, the "Transaction") constitute a change in control and a change in business of the Company and, as a result, the Company is required to submit a new application and meet the Nasdaq Small Cap Market initial listing requirements. Nasdaq also indicated that, following the Transaction, the Company would not meet the initial listing requirements and therefore the Company's listing would be terminated on consummation of the Transaction. On January 24, 2001, the Company filed a new listing application and on January 25, 2001 appealed the Nasdaq delisting determination and requested a hearing before the Nasdaq Listing Qualifications Panel (the "Panel"). The Company's request for a hearing has stayed the delisting of its securities pending the Panel's decision. The Panel has scheduled the hearing with the Company for March 8, 2001. The Company expects as a result of the merger and reverse stock split to satisfy the Nasdaq initial listing criteria and be approved for continued Nasdaq Small Cap Market listing, however, there can be no assurance that such approval will be obtained by the Company.

     Except for any historical information contained herein, certain matters set forth in this press release are forward-looking statements which can be identified by the use of forward-looking terms such as "believes", "estimates", "plans", "expects", "anticipates", "intends" or by discussions of strategy, future operating results or events. These forward-looking statements are
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subject to risks and uncertainties that may cause the Company's actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These risks and uncertainties are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results, performance or achievements to differ materially from those indicated by the forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company and its management cannot assure that future results covered by any forward-looking statements will be achieved and disclaims any intent or obligation to update these forward-looking statements.